UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


        Date of Report (Date of earliest event reported) October 23, 2002

                          (Exact name of registrant as
                                specified in its
                              charter) DST Systems,
                                      Inc.

       (State or other             (Commission        (I.R.S. Employer
       jurisdiction                File Number)      Identification No.)
     of incorporation)

         Delaware                    1-14036            43-1581814


                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-1000


                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K

                                DST SYSTEMS, INC.

ITEM 9  REGULATION FD DISCLOSURE

See attached as an Exhibit to this Form 8-K a News Release released October 23, 2002 concerning the announcement of financial results.

The information in this Current Report on Form 8-K, including the exhibit, is furnished pursuant to Item 9 and shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934. The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DST Systems, Inc.

                                    /s/ Randall D. Young
                                    Vice President, General Counsel
                                    and Secretary

Date: October 24, 2002

        DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2002 FINANCIAL RESULTS

KANSAS CITY, MO. (October 23, 2002) - DST's consolidated net income for the third quarter 2002 increased 5.1% to $51.1 million ($0.42 per diluted share) compared to third quarter 2001 net income of $48.6 million ($0.39 per diluted share). Third quarter 2002 results include net non-recurring after tax losses of $0.9 million, primarily related to costs associated with facility consolidations within the Output Solutions segment. Third quarter 2001 results include non-recurring after tax income of $1.2 million related to net gains on securities. Excluding these non-recurring items recorded in the third quarters of 2002 and 2001, DST's consolidated net income for the quarter ended September 30, 2002 was $52.0 million ($0.43 per diluted share) compared to third quarter 2001 net income of $47.4 million ($0.38 per diluted share), a 9.7% increase in net income and a 13.2% increase in diluted earnings per share.

Year to date, DST's consolidated net income in 2002 decreased 7.5% to $163.6 million ($1.34 per diluted share) compared to $176.9 million ($1.39 per diluted share) in 2001. Year to date 2002 results include net non-recurring after tax income of $0.7 million, primarily related to net gains on securities and the gain from the sale of the DST Output presort business, partially offset by costs related to facility consolidations within the Output Solutions segment. Year to date 2001 results include non-recurring after tax income of $25.6 million related to gains on the sale of DST's Portfolio Accounting Systems ("PAS") business and net gains on securities. Year to date, excluding these non-recurring items, DST's consolidated net income was $162.9 million ($1.33 per diluted share) in 2002 compared to $151.3 million ($1.19 per diluted share) in 2001, a 7.7% increase in net income and an 11.8% increase in diluted earnings per share.

Reported revenues, beginning January 1, 2002, have increased by the Company's required adoption of EITF Issue No. 01-14 ("EITF No. 01-14"), Income Statement Characterization of Reimbursements received for "Out-of-Pocket" ("OOP") Expenses Incurred, formerly EITF Topic No. D-103. Prior to the issuance of EITF No. 01-14, the Company netted the OOP expense reimbursements from customers with the applicable OOP expenditures. The Company's significant OOP expenses at the consolidated level include postage and telecommunication expenditures and at the segment level include print mail services between the Financial Services and the Output Solutions segments. Under EITF No. 01-14, the Company is required to record the reimbursements received for OOP expenses as revenue on an accrual basis. Because these additional revenues are offset by the reimbursable expenses incurred, adoption of EITF No. 01-14 did not impact income from operations or net income. Comparative financial statements for prior periods have been reclassified to comply with the new guidance. For each segment, total revenues are reported in two categories, operating revenues (which correspond to amounts previously reported) and OOP reimbursements. OOP expenses are included in costs and expenses.

The following tables summarize the Company's operating revenues, OOP reimbursements and income from operations by segment (dollars in millions):

                               Quarter ended               Nine months ended
                               September 30,                  September 30,
                           --------------------       -------------------------
                             2002        2001           2002            2001
                           --------    --------       ---------      ----------
  Revenues
    Financial Services
      Operating            $ 241.7     $ 238.4        $  711.8       $   663.9
      OOP reimbursements      27.3        42.9           112.3           111.2
                           --------    --------       ---------      ----------
                           $ 269.0     $ 281.3        $  824.1       $   775.1
                           ========    ========       =========      ==========
     Output Solutions
      Operating            $ 134.7     $ 147.5        $  433.0       $   465.7
      OOP reimbursements     150.5       153.7           451.3           461.0
                            --------    --------       ---------      ----------
                           $ 285.2     $ 301.2        $  884.3       $   926.7
                           ========    ========       =========      ==========
     Customer Management
      Operating            $  42.5     $  48.5        $  134.4       $   151.4
      OOP reimbursements      17.3        17.3            47.7            52.6
                           --------    --------       ---------      ----------
                           $  59.8     $  65.8        $  182.1       $   204.0
                           ========    ========       =========      ==========
     Investments and Other
      Operating            $  13.6     $  10.0        $   40.6       $    29.0
      OOP reimbursements       0.1         0.1             0.4             0.3
                           --------    --------       ---------      ----------
                           $  13.7     $  10.1        $   41.0       $    29.3
                           ========    ========       =========      ==========
     Eliminations
      Operating            $ (27.0)    $ (24.5)       $  (84.8)      $   (69.7)
      OOP reimbursements     (22.7)      (22.1)          (67.5)          (74.1)
                           --------    --------       ---------      ----------
                           $ (49.7)    $ (46.6)       $ (152.3)      $  (143.8)
                           ========    ========       =========      ==========
     Total Revenue
      Operating            $ 405.5     $ 419.9        $1,235.0       $ 1,240.3
      OOP reimbursements     172.5       191.9           544.2           551.0
                           --------    --------       ---------      ----------
                           $ 578.0     $ 611.8        $1,779.2       $ 1,791.3
                           ========    ========       =========      ==========

                               Quarter ended               Nine months ended
                               September 30,                  September 30,
                           --------------------       -------------------------
                             2002        2001           2002            2001
                           --------    --------       ---------      ----------
  Income from operations
  Financial Services       $  66.7     $  54.7        $  185.4       $   157.7
  Output Solutions             2.7        11.7            22.8            51.2
  Customer Management          5.7         2.4            14.9            12.7
  Investments and Other        0.6         1.4             5.2             3.8
                           --------    --------       ---------      ----------
                           $  75.7     $  70.2        $  228.3       $   225.4
                           ========    ========       =========      ==========

Consolidated total revenues for the quarter decreased $33.8 million or 5.5% over the prior year quarter and decreased $12.1 million or 0.7% for the nine months ended September 30, 2002 over the prior year nine month period. Consolidated OOP reimbursements declined $19.4 million or 10.1% from the prior year quarter, principally from lower Financial Services OOP reimbursements associated with EquiServe demutualization activities. Consolidated operating revenues for the quarter decreased $14.4 million or 3.4% over the prior year quarter. Financial Services operating revenues increased due to increased revenues from U.S. mutual fund servicing and the inclusion of revenues from lock\line, LLC ("lock\line"), which was acquired August 2, 2002, partially offset by a decrease in EquiServe, Inc. ("EquiServe") demutualization and corporate action servicing revenues. Output Solutions operating revenues declined from lower telecommunications, brokerage and trade confirmation volumes and Customer Management operating revenues declined from the loss of a customer in 2001. For the nine months ended September 30, 2002 consolidated operating revenues decreased $5.3 million or 0.4% over the prior year period.

Consolidated income from operations totaled $75.7 million for the quarter and $228.3 million for the nine months ended September 30, 2002, an increase of $5.5 million or 7.8% over the 2001 third quarter and an increase of $2.9 million or 1.3% over 2001 year to date results. Increased operating earnings in the Financial Services and Customer Management segments were partially offset by reduced operating earnings in the Output Solutions segment, which was also impacted by the recording of costs associated with the Output Solutions segment facility consolidations.

Financial Services Segment
Financial Services segment total revenues (including OOP reimbursements) for the third quarter 2002 were $269.0 million, a decrease of $12.3 million over the third quarter 2001. Financial Services segment operating revenues (excluding OOP reimbursements) for the third quarter 2002 were $241.7 million, an increase of $3.3 million or 1.4% over the third quarter 2001.

U.S. Financial Services segment operating revenues in the third quarter 2002 increased $5.0 million or 2.3% over the prior year quarter. The increase in U.S. revenues resulted from increased U.S. mutual fund servicing revenues and the inclusion of lock\line revenues partially offset by a decrease in EquiServe revenues from lower demutualization activity as the Prudential demutualization project was completed in early 2002, lower revenue from corporate actions (e.g. tenders and exchanges) and lower revenues from slower market activity.

U.S. mutual fund servicing revenues increased as U.S. mutual fund shareowner accounts processed totaled 79.5 million at September 30, 2002, a decrease of 0.8 million or 1.0% during the quarter and an increase of 3.9 million or 5.2% from the 75.6 million serviced at December 31, 2001. Mutual fund open shareowner accounts serviced totaled 78.4 million at September 30, 2002. Previously the Company has reported "shareowner accounts processed", which included accounts that closed in the period and were still billable as an open account. In the future, the Company will report the number of open accounts serviced at the end of the quarter, which it believes is a more accurate measure of account activity.

During the quarter, approximately 275,000 new accounts were converted from the Galaxy funds. Subsequent to quarter end, the Company converted approximately 1.7 million accounts from three new clients, Columbia, Nuveen and Pioneer.

Retirement plan accounts serviced (which include 529 savings plan accounts) totaled 30.2 million at September 30, 2002, an increase of 0.7 million or 2.4% for the quarter and an increase of 3.6 million or 13.5% from the 26.6 million serviced at December 31, 2001. IRA accounts serviced were unchanged during the quarter and increased 1.0 million from December 31, 2001 to 19.5 million. 401(k) accounts serviced increased 0.4 million or 4.7% during the quarter and 1.6 million or 21.6% from December 31, 2001 to 9.0 million accounts at September 30, 2002. 529 savings plan accounts serviced increased 0.3 million or 21.4% during the quarter and increased 1.0 million or 142.9% from December 31, 2001 to 1.7 million at September 30, 2002.

DST has a commitment from a prospective client to convert an additional 6.0 -
6.5 million mutual fund shareowner accounts to TA2000, which is scheduled to convert in the first quarter of 2003. There continues to be activity in requests for proposals from potential new U.S. and international mutual fund customers.

EquiServe shareowner accounts serviced totaled 24.1 million at September 30, 2002, a decrease of 2.2 million during the quarter and a decrease of 3.1 million accounts from December 31, 2001, primarily from the loss of one client, clients offering "odd-lot" redemption programs for small investors and shareowner account attrition.

U.S. AWD workstations licensed were 62,800 at September 30, 2002, an increase of 2.6% for the quarter and an increase of 8.7% from December 31, 2001.

International Financial Services segment operating revenues totaled $22.9 million for the third quarter 2002, a decrease of $1.7 million or 6.9% over the prior year quarter, primarily from lower consulting and development revenues and a decrease in investment accounting and AWD license revenues partially offset by higher investment management processing and AWD maintenance revenues. International AWD workstations licensed were 29,500 at September 30, 2002, an increase of 0.3% for the quarter and an increase of 6.5% from December 31, 2001.

Financial Services segment income from operations for the third quarter 2002 increased $12.0 million or 21.9% over the prior year quarter to $66.7 million. Costs and expenses decreased 11.6%, primarily from lower EquiServe personnel costs associated with lower demutualization activity and other cost containment efforts. Depreciation and amortization costs decreased $0.6 million or 2.7%, primarily as a result of the required cessation of goodwill amortization.

Financial Services segment operating revenues for the nine months ended September 30, 2002 were $711.8 million, an increase of $47.9 million or 7.2% over the prior year nine month period, principally from the inclusion of EquiServe for nine months of 2002 as compared to only six months of 2001 and the inclusion of lock\line in 2002. Financial Services segment income from operations for the nine months ended September 30, 2002 increased $27.7 million or 17.6% over the prior year period to $185.4 million. Costs and expenses increased 3.9%, principally from the inclusion of EquiServe for nine months of 2002 partially offset by cost containment activities. Depreciation and amortization decreased 0.8% in the nine months ended September 30, 2002, primarily attributable to the required cessation of goodwill amortization.

Output Solutions Segment
Output Solutions segment total revenues for the third quarter 2002 totaled $285.2 million, a decrease of $16.0 million over the third quarter 2001. Segment operating revenues for the quarter ended September 30, 2002 were $134.7 million, a decrease of $12.8 million or 8.7% from third quarter 2001. The revenue decline resulted from lower telecommunications revenues from lower volumes and unit prices and declines in brokerage related marketing fulfillment and trade confirmation volumes partially offset by the inclusion of new international operations of $6.1 million. Although images produced in the third quarter 2002 increased 4.8% to 2.2 billion, items mailed decreased 9.1% to 422 million compared to third quarter 2001.

Excluding costs associated with facility consolidations, Output Solutions segment income from operations for the third quarter decreased $7.6 million or 65.0% over the prior year quarter to $4.1 million. Excluding costs associated with facility consolidations, costs and expenses decreased 2.8% principally due to decreased personnel and purchased material costs. Depreciation and amortization also decreased 5.8% to $9.7 million in the third quarter 2002.

Output Solutions segment operating revenues for the nine months ended September 30, 2002 were $433.0 million, a decrease of $32.7 million or 7.0% over the prior year period for the reasons previously noted. Excluding costs associated with facility consolidations, Output Solutions segment income from operations for the nine months ended September 30, 2002 decreased $19.4 million or 37.9% over the prior year period to $31.8 million.

As previously announced, Output Solutions is consolidating its operations into three primary facilities and is closing certain other smaller facilities, which it believes will result in operational efficiencies. The segment recorded costs associated with facility consolidations of $1.4 million and $9.0 million, respectively, for the three and nine months ended September 30, 2002. Additional charges of $4 - $6 million related to facility consolidations will be expensed when incurred. There may be material differences between these estimates and actual costs.

Customer Management Segment
Customer Management segment total revenues for the third quarter 2002 totaled $59.8 million, a decrease of $6.0 million over the third quarter 2001. Customer Management segment operating revenues for the quarter ended September 30, 2002 were $42.5 million, a decrease of $6.0 million or 12.4% over the 2001 quarter. Processing and software service revenues for the quarter decreased $6.1 million or 12.9% and equipment sales were flat compared to third quarter 2001. Processing and software service revenues decreased as a result of the loss of a customer in 2001. Total cable and satellite subscribers serviced were 41.5 million at September 30, 2002, an increase of 1.5% compared to year end 2001 levels, principally from an increase in U.S. satellite and international cable subscribers serviced.

Customer Management segment income from operations for the third quarter increased $3.3 million or 137.5% over the prior year quarter to $5.7 million. Costs and expenses decreased $6.7 million or 11.3% from the third quarter 2001, primarily attributable to lower processing costs. Depreciation and amortization also decreased $2.6 million or 60.5%, primarily from lower capitalized software amortization and the elimination of goodwill amortization.

Customer Management segment operating revenues for the nine months ended September 30, 2002 were $134.4 million, a decrease of $17.0 million or 11.2% over the prior year period. Customer Management segment income from operations for the nine months ended September 30, 2002 increased $2.2 million or 17.3% over the prior year period to $14.9 million.

As previously disclosed a customer, Charter Communications Inc. ("Charter"), plans to discontinue its processing agreement. At September 30, 2002 approximately four million Charter subscribers were serviced.

Investments and Other
Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $13.6 million for the quarter ended September 30, 2002, an increase of $3.6 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other segment income from operations decreased $0.8 million over the prior year quarter.

Equity in earnings of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                               Quarter ended               Nine months ended
                               September 30,                  September 30,
                           --------------------       -------------------------
                             2002        2001           2002            2001
                           --------    --------       ---------      ----------
  BFDS                     $   0.8     $   0.7        $    4.5       $     3.3
  IFDS U.K.                   (0.2)        0.6            (0.5)            0.2
  IFDS Canada                  0.5         1.0             1.2             3.0
  Other                        0.4        (1.8)            1.4            (4.8)
                           --------    --------       ---------      ----------
                           $   1.5     $   0.5        $    6.6       $     1.7
                           ========    ========       =========      ==========

Increased earnings at BFDS resulted from higher revenues from client additions and reduced operating expenses from cost containment efforts. IFDS U.K. earnings declined principally from higher costs related to the relocation to new facilities and costs associated with new client conversion activity. Accounts serviced at IFDS U.K. were 3.1 million at September 30, 2002, a decrease of 0.1 million for the quarter and were unchanged as compared to year end 2001 levels. IFDS Canada earnings decreased from lower revenues from client funded development work and increased costs of operations. The prior year loss reported in "Other" is primarily the result of losses attributable to exchange-America, which discontinued operations in the third quarter 2001.

Other income, net
Other income was $3.9 million for the third quarter 2002, compared to $5.9 million for the third quarter 2001. Third quarter 2002 results are primarily related to interest and dividend income. Third quarter 2001 results include $4.3 million primarily related to interest and dividend income and $1.8 million related primarily to net gains on securities.

Other income was $22.4 million for the nine months ended September 30, 2002, compared to $19.5 million for the prior year. Year to date 2002 results include $12.4 million primarily related to interest and dividend income, $7.7 million related primarily to net gains on securities and a $2.3 million gain from the sale of the DST Output presort business. Year to date 2001 results include $11.1 million primarily related to interest and dividend income and $8.6 million related primarily to net gains on securities.

Interest expense
Interest expense was $3.7 million for the quarter ended September 30, 2002 and $9.4 million for the nine months ended September 30, 2002, up from $1.7 million in the prior year quarter and $4.8 million in the prior year nine month period. Average debt balances were higher in 2002 compared to 2001, primarily as a result of common stock repurchases and the EquiServe and lock\line acquisitions.

Income taxes
DST's effective tax rate was 34.0% for the quarter and nine months ended September 30, 2002, compared to 35.1% for the prior year quarter and 35.6% for the nine months ended September 30, 2001. Excluding the taxes provided on the PAS transaction the effective tax rate would have been 35.1% for the nine months ended September 30, 2001. The 2002 and 2001 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

Stock Repurchase Program
During the quarter ended September 30, 2002, DST purchased 0.6 million shares at an average cost of $40.23 per share under previously announced share repurchase programs. During the quarter ended September 30, 2002, DST entered into a new forward purchase agreement, which expires in September 2003. The cost to settle all outstanding forward purchase agreements would be approximately $140 million for approximately 4.0 million shares. The agreements allow the Company to elect net cash or net share settlement in lieu of physical settlement of the shares. As of September 30, 2002, DST had 6.7 million shares remaining to be purchased under existing authorized programs and 119.7 million shares outstanding.

Proforma Earnings Per Share
Effective January 1, 2002, the Company adopted, as required, SFAS No. 142, Goodwill and Other Intangible Assets. This statement addresses, among other things, how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. If SFAS 142 would have been adopted at January 1, 2001, the Company would have reported net income and diluted earnings per share as follows:

                                           Quarter ended      Nine months ended
                                           September 30,        September 30,
                                        ------------------   ------------------
                                          2002      2001       2002      2001
                                        --------  --------   --------  --------
  Reported net income (in millions)     $  51.1   $  48.6    $ 163.6   $ 176.9
  Add goodwill amortization (net of tax)              2.1                  6.1
                                        --------  --------   --------  --------
  Adjusted net income                   $  51.1   $  50.7    $ 163.6   $ 183.0
                                        ========  ========   ========  ========
  Diluted earnings per share
  Reported net income                   $  0.42   $  0.39    $  1.34   $  1.39
  Add goodwill amortization (net of tax)             0.02                 0.05
                                        --------  --------   --------  --------
  Adjusted net income                   $  0.42   $  0.41    $  1.34   $  1.44
                                        ========  ========   ========  ========

Fourth quarter 2002 Outlook
The Company, based on information currently available, estimates diluted earnings per share for the fourth quarter 2002 of $0.43 to $0.45, excluding non-recurring items such as one time items related to the Output Solutions facility consolidations.
                                     * * * *
The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 19, 2002 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                       For the Three Months  For the Nine Months
                                        ended September 30,  ended September 30,
                                           2002     2001       2002      2001
                                         -------- --------  --------- ---------

  Operating revenues                     $ 405.5  $ 419.9   $1,235.0  $1,240.3
  Out-of-pocket reimbursements             172.5    191.9      544.2     551.0
                                         -------- --------  --------- ---------

    Total revenues                         578.0    611.8    1,779.2   1,791.3

  Costs and expenses                       465.9    501.7    1,448.3   1,455.5
  Depreciation and amortization             36.4     39.9      102.6     110.4
                                         -------- --------  --------- ---------

  Income from operations                    75.7     70.2      228.3     225.4

  Interest expense                          (3.7)    (1.7)      (9.4)     (4.8)
  Other income, net                          3.9      5.9       22.4      19.5
  Gain on sale of PAS                                                     32.8
  Equity in earnings of
       unconsolidated affiliates             1.5      0.5        6.6       1.7
                                         -------- --------  --------- ---------

  Income before income taxes                77.4     74.9      247.9     274.6
  Income taxes                              26.3     26.3       84.3      97.7
                                         -------- --------  --------- ---------

  Net income                             $  51.1  $  48.6   $  163.6  $  176.9
                                         ======== ========  ========= =========

  Average common shares outstanding        119.9    123.0      120.2     123.4
  Diluted shares outstanding               121.8    125.8      122.2     126.9

  Basic earnings per share               $  0.43  $  0.40   $   1.36  $   1.43
  Diluted earnings per share             $  0.42  $  0.39   $   1.34  $   1.39

                                   * * * * * *

  Net income before non-recurring items  $  52.0  $  47.4   $  162.9  $   151.3
  Diluted earnings per share before non-
      recurring items                    $  0.43  $  0.38   $   1.33  $    1.19

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer